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StockRoyalty.com
Excerpts from Interview with Chris Kiper, Vice President, Shamrock Capital
Holmes Osborne, StockRoyalty.com: This is Holmes Osborne of StockRoyalty.com. Today is Wednesday, February the sixth, and I am here with Chris Kiper of Shamrock Capital, and we’re going to chit chat. Shamrock is a very successful firm that specializes in activist investing, and what activist investing is basically it is taking a large position in a publicly traded company and going about and somehow forcing change that behooves shareholders, and Chris has a background in that, and Shamrock has been very successful with that. Chris, what’s your background in investments and things of that nature?
Chris Kiper, Shamrock Capital: Certainly. I started off my career as a public accountant at the accounting firm of Ernst & Young. I did that for about four years, focused mainly on financial institutions, a lot of automobile lending, and then I left there and joined Pacific Capital Group, which at the time was in the process of making investment in Global Crossing, and I had the good fortune to be the tenth employee at Global Crossing, and really sort of helped build that business, so when I got there we had ten employees, and I think by the time I left we had roughly 14,000 in the span of about two years...
***
Holmes Osborne, StockRoyalty.com: ... you’re the guy with the, a lot more accounting background than I’ve ever had. Those are two very interesting investments. Do you have one more that you might be able to chit chat about?
Chris Kiper, Shamrock Capital: Sure. One of the other ones that we have that we’re really excited about is a little company called Coinstar, and...
Holmes Osborne, StockRoyalty.com: You guys have held stock in Coinstar for quite a while, haven’t you?
Chris Kiper, Shamrock Capital: We’ve held stock in Coinstar for an awfully long time. We currently own about 12 percent of the company. It’s another one, all these names I’m giving you are names that we’re buying currently right now.
Holmes Osborne, StockRoyalty.com: Okay.
Chris Kiper, Shamrock Capital: We love this business. Coinstar, what they want to be is they want to be the leading provider of fourth wall retail options, and when we talk about fourth wall, we’re talking about not the back wall inside the retailer, but the front wall.
Holmes Osborne, StockRoyalty.com: Right.

Chris Kiper, Shamrock Capital: What’s right inside the door. And how Coinstar got started was they had coin counting machines, and they have coin counting machines deployed out in the field today in a wide range of different retailers. I think they’re up to about 14,500 coin counting machines that are placed out there today.
And so the way that that’s worked historically has been that a customer goes up to their machine, puts his spare change in, and there’s an 8.9 percent fee that Coinstar charges for counting up your loot. There’s another option where you can get a card from the machine, and the retailer, who will be the recipient of you claiming the credit on that card, will actually cover the fee for you.
Holmes Osborne, StockRoyalty.com: Oh wow!
Chris Kiper, Shamrock Capital: See, there are sort of two ways to go. And they had a great, great coin counting business. And so what the business has been doing here, though, over the last few years is trying to diversify into other things, and really capitalize on that fourth wall strategy. And so, what have they done? They went out and they bought an entertainment business, which is bubble gum machines, skill cranes, those cranes that you can pick up toys,
Holmes Osborne, StockRoyalty.com: Oh yeah.
Chris Kiper, Shamrock Capital: if you’re better than I am. And pony rides, the little rides out in front that you can put a quarter ride and your kids can ride. And so they bought that business. They got into money transfer as well so they’ve been adding money transfer to the front of stores.
Holmes Osborne, StockRoyalty.com: Like Western Union money transfers?
Chris Kiper, Shamrock Capital: Exactly. And they’re really trying to build out their capacity there. That product’s probably the one that we know the least about now, just because it’s more in its infancy than the others are. And then finally, they’re getting into DVD rental. There’s a bunch of boxes that they place called Red Box,
Holmes Osborne, StockRoyalty.com: Yes.
Chris Kiper, Shamrock Capital: .where they’re in a partnership with McDonald’s on those.
Holmes Osborne, StockRoyalty.com: I’ve seen those. I think they’re more in the Midwest, if I’m correct.
Chris Kiper, Shamrock Capital: They’re more, they’re a little bit in the Midwest, but they’re coming everywhere.
Holmes Osborne, StockRoyalty.com: Oh, are they?
Chris Kiper, Shamrock Capital: Yeah, there’s one nearby you, in Santa Monica at the Albertson’s.

Holmes Osborne, StockRoyalty.com: That’s right down from the street where I used to live, I’ve actually seen that. They don’t get the newest DVDs, but they get DVDs that are about a month old or so.
Chris Kiper, Shamrock Capital: Yeah, they tend to be pretty leading edge.
Holmes Osborne, StockRoyalty.com: They actually also get a lot of the independent films too, which, but they’re only a dollar, so you know, if Blockbuster’s five dollars, and this place is a dollar, who really cares, you know? You’re paying one-fifth of what Blockbuster’s charging.
Chris Kiper, Shamrock Capital: Exactly, and the way we looked at it, the DVD offering is pretty compelling for the customers too, because when you go up, you put in your credit card and you pay a dollar a day, and they just charge you a dollar a day until, until, if you had the movie 20 days or just don’t bring it back, you now own the movie.
Holmes Osborne, StockRoyalty.com: Oh really?
Chris Kiper, Shamrock Capital: Yeah. So you don’t actually have to bring it back, and after 20 days they just charge your credit card for the full price.
Holmes Osborne, StockRoyalty.com: That’s interesting. And do you guys, I mean if you guys own 12 percent of the company, do you like all of these businesses, the DVD rentals, the gum machines, the cranes, the pony rides, is, are these the types of companies that, cause I don’t know if they had all this stuff when you guys signed on, because originally it was just a coin counting company.
Chris Kiper, Shamrock Capital: Yeah, they’ve had all this since we signed on, and I think for us the big question’s always been about the entertainment business because it represents roughly about half of their revenue currently,
Holmes Osborne, StockRoyalty.com: Oh really?
Chris Kiper, Shamrock Capital: but the profitability on that business has been much lower than the coin counting business, and what management has been doing, and it was somewhat of a savvy strategy, has been to use the entertainment business to try and shoehorn their way into selling coin counting to all these different retail relationships. Cause when they bought the entertainment business, they looked at the entertainment customer base, and they said, wow! The entertainment machines are in a lot of stores where we historically have had no luck selling our coin counting services.
Primary big example would have been Wal-Mart, and, had never figured out a way to get coin counting into Wal-Mart. Well, the entertainment business had the inroads into Wal-Mart, and they began to talk to Wal-Mart about getting coin counting in. Wal-Mart has now given them a test of coin counting in some stores, the test, I don’t know if it was actually the test got expanded, or that they took on more machines, but now there’s been more machines placed in Wal-Mart, and the question has been, and sort of in front of Coinstar now for a while, when do you go out and capture all the rest of those Wal-Mart stores where you’re currently not in, and there’s thousands of Wal-Mart stores that you could get into.

And management said, look, even if the entertainment business sort of struggles on us a little bit here, that, you know, getting those coin machines into the rest of the Wal-Mart stores makes the, makes the deal really worth it for us. Longer term, I think there’s some questions to be answered on the entertainment business, is return on capital, and whether or not it makes sense to continue on in that space, but for now, the big focus of the company, you’ll hear this on every one of their conference calls, has been cross selling, cross selling, cross selling.
How can we cross sell our products and services — where we have coin, how do we put in some entertainment? Where we have entertainment, how do we put in coin? And that’s really been the push for them.
Holmes Osborne, StockRoyalty.com: Wow, that’s wonderful. You guys have some great investments, Chris, and a great philosophy, and you know, hopefully in the future beat these corporations where guys are paying themselves 200 million dollars a year so the company can get bought out by Bank of America for four bucks a share, maybe us shareholders out there can change the way things are run, which will behoove the rest of investors in America. But you guys run a wonderful company, and I thank you for your time, for chit-chatting with us Chris.
Chris Kiper, Shamrock Capital: Thank you.
DISCLAIMER:
THE FOREGOING TRANSCRIPT WAS PREPARED FOR COINSTAR. THE INTERVIEW TOOK PLACE ON FEBRUARY 6, 2008 BETWEEN THE PARTIES NAMED ABOVE AND SUBSEQUENTLY WAS POSTED ON STOCKROYALTY.COM. WHILE COINSTAR BELIEVES THE FOREGOING IS AN ACCURATE TRANSCRIPTION OF THE INTERVIEW, IT DOES NOT WARRANT THAT THERE ARE NO ERRORS, OMISSIONS, OR INACCURACIES THEREIN. COINSTAR DOES NOT ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED IN THIS TRANSCRIPT.
Important Additional Information
On April 30, 2008, Coinstar began mailing to its stockholders a definitive proxy statement with WHITE Proxy Card and other materials in connection with Coinstar’s 2008 Annual Meeting of Stockholders, STOCKHOLDERS ARE URGED TO READ COINSTAR’S DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. The definitive proxy statement and other documents relating to the 2008 Annual Meeting and Coinstar can be obtained free of charge from the SEC’s website at http://www.sec.gov. These documents can also be obtained free of charge from Coinstar at its website, www.coinstar.com, under: About Us — Investor Relations — SEC Filings. The contents of the websites above are not deemed to be incorporated by reference into the definitive proxy statement or other materials. In addition, copies of the definitive proxy statement, WHITE Proxy Card and other materials may be requested by contacting our proxy solicitor, Georgeson Inc. by phone, toll-free, at 1-(888) 605-7543.
Detailed information regarding the names, affiliations and interests of individuals who are participants, including Coinstar directors and certain executive officers and other employees, in the solicitation of proxies of Coinstar’s stockholders is available in Coinstar’s definitive proxy statement.